Lev Reports Fourth Quarter and Fiscal Year 2007 Financial Results

NEW YORK, N.Y. -- March 13, 2008 -- Lev Pharmaceuticals, Inc. (“Lev”) (OTCBB: LEVP) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007. Lev will conduct a conference call and audio webcast at 1:00 p.m. Eastern Time (ET) this afternoon to discuss its financial results and to provide an update on its lead product candidate, Cinryze™ (C1 inhibitor). The call will be webcast live and may be accessed by visiting the company’s website at www.levpharma.com. A replay will be available for a limited time following the live call.

2007 Highlights and Current Developments:

•	Met primary endpoints in Phase III trial for Cinryze (C1 inhibitor) for the acute and prophylactic treatment of hereditary angioedema (HAE, or C1 inhibitor deficiency)

•	Submitted Biologics License Application (BLA) for Cinryze to the U.S. Food and Drug Administration (FDA) in July

•	Completed $35 million registered direct equity financing in August

•	BLA accepted by FDA in September; designated submission for priority review

•	Amended BLA to include prophylaxis (C1 inhibitor replacement) data for Cinryze in October

•	Completed $20 million senior secured credit facility in November

•	Received Complete Response Letter (commonly referred to as an “approvable letter”) from FDA on January 30, 2008

•	Blood Products Advisory Committee scheduled for May 2, 2008 to review Cinryze (C1 inhibitor) for the prophylactic treatment of HAE

Financial Results:

For the year ended December 31, 2007, Lev reported a net loss of $28.1 million or $0.23 per share as compared to a net loss of $11.8 million or $0.13 per share for the year ended 2006. For the fourth quarter ended December 31, 2007, Lev reported a net loss of $8.5 million or $0.06 per share as compared to a net loss of $5.5 million or $0.05 per share for the comparable quarter in 2006.

As of December 31, 2007, Lev had a total of $21.9 million in cash and cash equivalents, and working capital of $31.7 million. Net cash used in operations was $35.1 million for the year ended December 31, 2007 and was primarily due to our loss of $28.1 million and inventory purchases of $10.6 million. The operating loss was partially offset by non-cash expenses of $5.5 million primarily related to stock-based compensation, purchases of Cinryze and amortization of debt discount.

Net cash provided by investing activities for the year ended December 31, 2007, was $6.4 million primarily resulting from the sale of investments of $10 million, offset by the purchase of fixed assets of $0.2 million and a loan receivable of $3.4 million. Net cash provided by financing activities for the year ended December 31, 2007 was $42.7 million resulting from $32.4 million of net proceeds from the sale of common stock and warrants, $10.0 million of proceeds from a term loan and $0.5 million in proceeds resulting from the exercise of warrants, offset by $0.2 million of term loan financing costs.

Research and development expenses for the year ended December 31, 2007 increased to $15.4 million compared to $7.2 million in 2006. The $8.2 million increase was primarily attributable to expenses relating to the purchase of plasma, the manufacture of Cinryze to support our Phase III clinical trials, and ongoing open-label studies for the acute and prophylactic treatment of HAE. Included in research and development expense for the three months and year ended December 31, 2007 was the sale of $1.1 million of C1-depleted plasma, which was treated as a cost recovery. For the three months ended December 31, 2007, research and development expenses were $3.6 million as compared to $3.7 million for the comparable period in 2006. Year-over-year R&D costs were flat as an increase of $1.3 million for plasma purchases in Q4’07 was offset by the sale of C1-depleted plasma.

General and administrative expenses for the year ended December 31, 2007 increased to $13.1 million as compared to $4.8 million in 2006. The increase of $8.3 million was primarily due to increases in payroll and related benefits, stock option expense, marketing, professional fees, legal, rent and travel. For the three months ended December 31, 2007, general and administrative expenses increased to $4.8 million from $1.9 million for the comparable period in 2006. For the three months ended December 31, 2007, the increase of $2.9 million was primarily due to increases in payroll and related benefits, stock option expense, marketing, legal, rent and travel.

Lev’s audited financial statement for the year ended December 31, 2007 to be filed on our Form 10-K with the Securities and Exchange Commission is expected to include an audit opinion from our independent registered public accounting firm, which will refer to substantial doubt about the Company’s ability to continue as a going concern due to our recurring losses from operations, limited capital resources and negative cash flows from operations.

Corporate Progress:

"2007 was a year marked by tremendous progress for Lev, Cinryze and the HAE community. The positive data generated from our Phase III CHANGE clinical trials has given way to our preparation for what we hope will be a successful U.S. launch of Cinryze in 2008, upon approval by the FDA,” said Joshua D. Schein, Ph.D., chief executive officer of Lev Pharmaceuticals. “Our focus remains on meeting the needs of HAE patients and on educating the healthcare community about this severely debilitating and potentially life-threatening disease. We are extremely gratified that we are able to provide access to Cinryze for patients suffering from HAE on a compassionate use basis through our ongoing open-label studies.”

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, Cinryze™ (C1 inhibitor), is being developed as a replacement therapy for both the acute and prophylactic treatment of Hereditary Angioedema (HAE), also known as C1 inhibitor deficiency, a rare, severely debilitating, life-threatening genetic disorder. Cinryze has been granted orphan drug status for the acute and prophylactic treatment of HAE, potentially securing, upon approval, market exclusivity for seven years. Additionally, Lev is in the process of prioritizing its C1 inhibitor development platform for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license, the risk that the FDA may require us to conduct additional clinical trials for Cinryze™, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM, market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Contact:
Jason Tuthill, Director, Investor Relations
Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
(212) 850-9130
jtuthill@levpharma.com

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Balance Sheets Data

	Year Ended December 31,
	2007	2006
	( in $000s)
Cash and cash equivalents	$21,910	$7,888
Investments — held to maturity	-	10,000
Inventory	10,645	-
Prepaid expenses and other assets	2,815	461
Loan receivable	3,415	-
Total assets	$39,349	$18,573

Accounts payable and accrued expenses	$3,681	$3,157
Long-term debt	13,567	1,804
Total stockholders’ equity	22,084	13,612
Total liabilities and stockholders’ equity	$39,349	$18,573

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Statement of Operations Data

	Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
	(in $000s except shareand per share data)

Operating expenses:
Research and development	$3,606	$3,674	$15,379	$7,167
General and administrative	4,814	1,972	13,111	4,835
Loss before other income	(8,420)	(5,646)	(28,490)	(12,002)

Other income (expense), net	(37)	164	409	235

Net loss	$(8,457)	$(5,482)	$(28,081)	$(11,767)

Net loss per share- basic and diluted	$(0.06)	$(0.05)	$(0.23)	$(0.13)
Weighted average shares - basic and diluted	137,750,203	107,856,364	122,955,013	88,235,294

Lev Pharmaceuticals, Inc. and Subsidiary
(Unaudited)

Selected Consolidated Statement of Cash Flows

	Year Ended December 31,
	2007	2006
	( in $000s)

Net cash used in operating activities	$(35,098)	$(7,599)
Net cash provided by (used in) investing activities	6,375	(7,581)
Net cash provided by financing activities	42,745	19,585
Net increase in cash and cash equivalents	14,022	4,405
Cash and cash equivalents - beginning of period	7,888	3,483
Cash and cash equivalents - end of period	$21,910	$7,888